Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                       TO CERTIFICATE OF INCORPORATION OF
                      INTEGRATED INFORMATION SYSTEMS, INC.


         The undersigned, the Chief Executive Officer of Integrated Information Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

FIRST:   That the name of the Corporation is Integrated Information Systems,
Inc.

SECOND: That the Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on November 15, 1999 and was amended and restated on January 6, 2000, January 7, 2000, January 13, 2000 and July 22, 2000.

THIRD:   That paragraph FOURTH of said Certificate of Incorporation is hereby amended by adding as a new paragraph C, the following:

"Simultaneously with the effective date of this Certificate of Amendment (the "Effective Date"), all shares of Common Stock of the Corporation that are either issued or outstanding or held as treasury shares (collectively "Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: each five (5) shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one (1) share of issued and outstanding Common Stock ("New Common Stock"). In the case of any holder of fewer than five
(5) Shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by five (5), does not result in a whole number (such fractional interest, a "Fractional Share"), such holder shall be issued one whole share of New Common Stock in lieu of the Fractional Share of New Common Stock that such holder would otherwise be entitled to receive as a result of such issuance and, upon such issuance, such whole shares shall be deemed to have been duly authorized, fully paid, validly issued and nonassessable. The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock. For all options and warrants issued by the Corporation which are outstanding on the Effective Date, the number of shares into which they are exercisable shall be accordingly reduced and the per share exercise price therefore shall be accordingly increased to account for the Reverse Split. From and after the Effective Date, the term "New Common Stock" as used in this paragraph FOURTH shall mean Common Stock as provided in the Certificate of Incorporation.

FOURTH: The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Company's By-Laws at a meeting of the Board of Directors of the Corporation.

FIFTH:   At the Special Meeting of the Stockholders of the Corporation, duly called and held, a majority of the shares of the outstanding Common Stock entitled to vote thereon were voted in favor of the amendment in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

SIXTH:   This amendment shall be effective at 12:01 am on December 30, 2002.

         The undersigned, being the Chief Executive Officer of the Corporation, for purposes of amending its Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, acknowledges that it is his act and deed and that the facts stated herein are true, and has signed this instrument on December 19, 2002.

                                INTEGRATED INFORMATION SYSTEMS, INC.



                                By: /s/ James G. Garvey, Jr.
                                    -------------------------------------------
                                Name: James G. Garvey, Jr.
                                Chairman, Chief Executive Officer and President


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